Exhibit 10.1

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

THIS AMENDED AND RESTATED EMPLOYMENT AGREEMENT is made as of August 31, 2005 among DPL INC., an Ohio corporation (“DPL” or “Company”), The Dayton Power and Light Company, an Ohio corporation (“DP&L”; and, collectively with DPL, the “Companies”) and Robert D. Biggs (“Executive”) under the following circumstances:

A.                                   DPL is a holding company headquartered in Dayton, Ohio, having as its principal subsidiary DP&L; and

B.                                     Executive is currently the Executive Chairman of DPL and DP&L pursuant to an employment agreement among Executive and the Companies dated as of July 21, 2004; and

C.                                     The Companies and Executive believe that it is in the best interests of the Companies for Executive to continue to render services to the Companies as their Executive Chairman; and

D.                                    Subject to the terms and considerations hereinafter set forth, the Companies wish to continue to employ Executive in the positions set forth herein and Executive wishes to continue such employment pursuant to the terms of this Amended and Restated Employment Agreement.

NOW, THEREFORE, the parties agree as follows:

Section 1.  Employment and Duties.  The Companies hereby employ Executive and Executive hereby accepts such employment, as an executive of the Companies, subject to the terms and conditions set forth in this Agreement.  Executive shall serve as Executive Chairman of the Boards of Directors of DPL and DP&L and shall properly perform such duties as may reasonably be assigned to him from time to time by each such Board of Directors.  If requested by the Companies’ Boards of Directors, Executive shall serve on any committee of the Companies’ Boards of Directors without additional compensation.  During the Term of this Agreement, Executive shall devote such time as Executive and Companies’ Boards of Directors deem necessary for the performance of Executive’s duties hereunder.

Section 2.  Term.  The term of this Agreement (the “Term”) shall commence on January 1, 2005 (the “Effective Date”) and shall continue until June 30, 2006; provided that the Term shall be extended for successive periods of six months in accordance with Section 10 hereof.

Section 3.  Compensation.  As compensation for his services hereunder, Executive shall receive the following:

(a)           Base Salary.  During the Term, the Companies shall pay to Executive an annual base salary of Five Hundred Thousand Dollars ($500,000) for his services hereunder.  Executive’s base salary, as in effect at any time, is hereinafter referred to as the “Base Salary.”  Executive’s Base Salary shall be paid in substantially equal installments on a basis consistent with the Companies’ payroll practices.

(b)           Participation in MICP.  For each calendar year during the Term (commencing with calendar year 2005), Executive shall be eligible to receive an annual bonus under the Companies’ Management Incentive Compensation Plan (“MICP”) in an amount determined by the Board of Directors of DPL in its discretion, but in no event less than $500,000.  The parties acknowledge that the special bonus of $500,000 paid to Executive in the first half of 2005 in connection with the successful sale of the financial asset portfolio (the “Special Bonus”) is in addition to and not in lieu of any bonuses payable under this Section 3(b).

(c)           Stock Options.  Upon execution of this Agreement by Executive, DPL shall grant to Executive an option to purchase 350,000 common shares of DPL (the “Option”) under the DPL Inc. Stock Option Plan (the “Option Plan”).  The per share exercise of the Option will be the Fair Market Value (as defined in the Option Plan) of such shares on the date of grant.  Subject to Executive’s continued employment with the Company, the Option will become vested and exercisable as to 100% of the shares subject thereto on June 30, 2006 and shall remain exercisable until the third anniversary of the date of grant on which date the Option shall terminate.  The Option shall become fully vested and exercisable upon the consummation of a Change of Control (as defined below) occurring prior to June 30, 2006.

(d)           Benefits.  During the Term, Executive shall be entitled to receive such fringe benefits as are generally made available to senior executives of the Companies in accordance with the plans, practices, programs and policies of the Companies in effect from time to time; provided, however, that the Executive shall not be entitled to participate in the Company’s long term incentive plan and shall not be provided with medical coverage, disability or qualified retirement plan benefits or reimbursement for club memberships.  In addition, during the Term, the Companies shall provide Executive with a term life insurance policy with a death benefit of $1,000,000.

Section 4.  Dayton Residence and Automobile.  During the Term, the Companies shall provide, at their expense, such place of residence and automobile for Executive’s use while in Dayton, Ohio as Executive and the Companies may reasonably agree.  In addition, the Companies shall pay Executive a tax gross up in respect of such residence and automobile.

Section 5.  Expenses; Corporate Aircraft.  The Companies shall reimburse Executive for all reasonable out-of-pocket expenses properly incurred by him in connection with the performance of his duties hereunder in accordance with the policies established from time to time by the Companies.  In addition, the Companies shall provide Executive with the use of corporate aircraft in connection with Executive’s travel between Dayton, Ohio and Executive’s home in Florida or to other residences of family members within approximately the same radius from Dayton, Ohio as Executive’s home in Florida, and the Companies shall pay the Executive a tax gross up in respect of such use.  The Companies’ corporate aircraft will be available for Executive’s personal use.  Notwithstanding the foregoing, should the Internal Revenue Service or the U.S. Congress change, amend or modify the rules of taxation on the personal use of corporate aircrafts such that the income allocated to Executive materially increases, then Executive shall be permitted to enter into discussions with the Companies regarding whether a tax gross up would be appropriate.

Section 6.  Withholding.  The Companies may withhold from any amounts payable to Executive hereunder such federal, state or local taxes or other amounts as the Companies shall be required to withhold pursuant to applicable law.

Section 7.  Termination.  (a)  This Agreement and Executive’s employment with the Companies may be terminated at any time, with or without Cause (as hereinafter defined), by either the Companies or Executive upon ninety [90] days’ prior written notice; provided this Agreement and Executive’s employment with the Companies may be terminated by the Companies for Cause without prior notice.

(b)  In addition, this Agreement and Executive’s employment with the Companies shall automatically terminate upon Executive’s death or Disability (as hereinafter defined).

(c)  Upon the termination of this Agreement for any reason, this Agreement shall forthwith be of no further force and effect (except that the provisions of Sections 8 through 14 and 24 shall continue in full force and effect) and there shall be no further liability on the part of either party, other than based upon (i) its obligations under this Agreement arising prior to such termination or (ii) the obligations of such party contained in Sections 8 through 14 and 24.

Section 8.  Severance Benefits Generally.  Notwithstanding any other provisions of this agreement to the contrary, upon termination of employment for any reason at any time, the Companies shall pay or provide the following amounts and benefits (the “Section 8 Amounts”) to Executive in compensation for services previously rendered:

(a)  the amount of Executive’s unpaid Base Salary earned through the Date of Termination at the rate in effect at the Date of Termination;

(b)  the amounts of any MICP awards with respect to any completed period or periods which, pursuant to the MICP, have been earned by Executive and vested, but which have not yet been paid to him; and

(c)  all other accrued benefits of any kind to which Executive is, or would otherwise have been, entitled through the Date of Termination including any vested stock options under the Option Plan.

Section 9.  Severance Benefits Prior to a Change of Control.  In the event of a termination of Executive’s employment prior to a Change of Control, the following provisions shall apply:

(a)  Termination for Cause; Death or Disability.  If (i) the Companies terminate Executive’s employment for Cause; or (ii) Executive’s employment is terminated due to his death or Disability, Executive shall receive the Section 8 Amounts.

(b)  Termination Without Cause.  If the Companies terminate Executive’s employment without Cause, Executive shall receive:

(i)   the Section 8 Amounts;

(ii)  a lump sum amount equal to the sum of 1 years’ Base Salary payable within 15 days following the Date of Termination;

(iii)  the amount of any MICP awards earned with respect to any completed period, but unvested as of the Date of Termination; provided that in the event the Date of Termination precedes the completion of a period in which, pursuant to the MICP, Executive could have earned compensation thereunder, or in the event the Date of Termination precedes the determination of compensation that he has earned for a completed period under the MICP, then, with respect to each such period, Executive shall be entitled to an amount equal to the average of the sum of (i) the Special Bonus and (ii) award payments made to him under the MICP for the three years preceding the Date of Termination (or for the number of years he has participated in such plan, if less than three), including any portion of any such payments that he elected to defer to his Standard Deferral Account in the DP&L Key Employees Deferred Compensation Plan;

(iv) the Companies shall, at their expense, maintain in full force and effect for Executive’s continued benefit all life insurance and accident plans in which he was entitled to participate immediately prior to the Date of Termination, provided that his continued participation is possible under the terms of such plans and programs.  In the event that the terms of any such plan do not permit Executive’s continued participation or that any such plan is discontinued or the benefits thereunder materially reduced, the Companies shall arrange to provide, at their expense, benefits to Executive that are substantially similar to those he was entitled to receive under such plan immediately prior to the Date of Termination.  The obligation of Companies under this subsection (iv) shall terminate on the earlier of: (1) the first anniversary date of the earlier Date of Termination or (2) the date an essentially equivalent and no less favorable benefit is made available to Executive at no cost by a subsequent employer.  At the end of the applicable period of coverage set forth above, Executive shall have the option to have assigned to him, at no cost and with no apportionment of prepaid premiums, any assignable insurance owned by the Company and relating specifically to Executive; and

(v) all unvested stock options awarded to Executive under the Option Plan shall become fully vested.

(c)  Termination by Executive.  If Executive terminates his employment for any reason at any time, Executive shall receive the Section 8 Amounts.

(d)  Full Satisfaction.  The foregoing payments under this Section 9 shall be the entire obligation of the Companies to Executive in the event of a termination of Executive’s employment not related to a Change of Control, and Executive will execute a full and unconditional release of any claims which he may have against the Companies as a condition to receiving such payment, except for termination pursuant to Section 9(a).

Section 10.  Severance Benefits Related to a Change of Control.  If, on June 30, 2006, the Company is in discussions with a potential acquirer relating to a transaction that could result in a Change of Control, Executive may elect to extend the Term for successive periods of six months until such time as the Change of Control is consummated.  In the event of the occurrence of Change of Control, the following provisions shall apply:

(a)  Upon a Change of Control.  Executive’s employment hereunder shall automatically terminate upon a Change of Control and Executive shall receive the following:

(i)  the Section 8 Amounts;

(ii) an amount equal to 200% of the sum of (1) Executive’s Base Salary (which Base Salary is computed before deduction for any deferred compensation or other employee deferrals) at the highest of (A) the rate in effect as of Date of Termination, or (B) the rate in effect at the time of the Change of Control, plus (2) the average of the sum of (i) the Special Bonus and (ii) the award payments made to him under the MICP for the three years preceding the Date of Termination (or for the number of years he has participated in such plan, if less than three), including any portion of any such payments that Executive elected to defer to his Standard Deferral Account in the DP&L Key Employees Deferred Compensation Plan;

(iii)  the amount of any MICP awards earned with respect to any completed period, but unvested as of the Date of Termination; provided that in the event the Date of Termination precedes the completion of a period in which, pursuant to the MICP, Executive could have earned compensation thereunder, or in the event the Date of Termination precedes the determination of compensation that he has earned for a completed period under the MICP, then, with respect to each such period, Executive shall be entitled to an amount equal to the average of the sum of (i) the Special Bonus and (ii) award payments made to him under the MICP for the three years preceding the Date of Termination (or for the number of years he has participated in such plan, if less than three), including any portion of any such payments that he elected to defer to his Standard Deferral Account in the DP&L’s Key Employees Deferred Compensation Plan;

(iv)  all unvested stock options awarded to Executive under the Option Plan shall become fully vested.

(v)  the Companies shall, at their expense, maintain in full force and effect for Executive’s continued benefit all life insurance and accident plans in which he was entitled to participate immediately prior to the Date of Termination, or, if more favorable to Executive, on the date of a prior Change of Control, provided that his continued participation is possible under the terms of such plans and programs.  In the event that the terms of any such plan do not permit Executive’s continued participation or that any such plan is discontinued or the benefits thereunder materially reduced, the Companies shall arrange to provide, at their expense, benefits to Executive that are substantially similar to those he was entitled to receive under such plan immediately prior to the Date of Termination.  The obligation of the Companies under this subsection (v) shall terminate on the earlier of: (1) the third anniversary date of the earlier Date of Termination or (2) the date an essentially equivalent and no less favorable benefit is made available to Executive at no cost by a subsequent employer.  At the end of the applicable period of coverage set forth above, Executive shall have the option to have assigned to him, at no cost and with no apportionment of prepaid premiums, any assignable insurance owned by the Companies and relating specifically to Executive; and

(vi) any gross up amount payable under Section 11 hereof.

The Companies shall make the foregoing cash payments to Executive as severance in a lump sum in cash not later than the Date of Termination (or in the case of any payments due under clause (v), if, and to the extent the amount of such payments are not known or calculable as of such due date, as soon as the amount is known and calculable).

(b)  Additional Payment.  In consideration of Executive agreeing to the covenants in Section 14 hereof, if Executive receives payments under Section 10(a)(ii), Executive shall be paid an additional amount equal to one-half (1/2) the amount determined under Section 10(a)(ii) payable on the date on which the payment under Section 10(a)(ii) is made.

(c)  Anticipatory Termination. If Executive’s employment is terminated by the Companies without Cause (other than due to Executive’s death, Disability, or expiration of the Term), and the Company is then in, or within six (6) months thereof the Company commences, discussions with a potential acquirer relating to a transaction that could result in a Change of Control and such Change in Control occurs, then the Companies shall pay and provide Executive the amounts and benefits provided for in Section 10(a) above as if the date of the Change of Control were the Date of Termination.

(d) Nature of Payments; No Mitigation.  The payments and benefits provided upon termination of employment under this Section 10 shall not be treated as damages, but rather shall be treated as severance compensation to which Executive is entitled under the terms and conditions provided herein.  Executive shall not be required to mitigate the amount of any benefit provided under this agreement by seeking other employment or otherwise.

Section 11.  Gross-Up Payment.  In the event that any payment pursuant to this agreement or any other agreement will be subject to the tax (the “Excise Tax”) imposed by Section 4999 of the Internal Revenue Code of 1986 (“Code”) or any successor or similar provision, the Companies shall pay Executive an additional amount (the “Gross-Up Payment”) such that the net amount retained by Executive after deduction of any Excise Tax on such payments (excluding payments pursuant to this paragraph 9), and after deduction for any federal, state and local income tax and Excise Tax upon the payment provided for by this paragraph, shall be equal to the amount of such payments (excluding payments pursuant to this paragraph 9) before payment of any Excise Tax (hereinafter the “Excise Tax Compensation Net Payment”). For purposes of determining whether any of such payments will be subject to the Excise Tax and the amount of such Excise Tax, any payments or benefits received or to be received by Executive in connection with a Change of Control or Executive’s termination of employment shall be treated as “parachute payments” within the meaning of Section 280G of the Code, and all “excess parachute payments” within the meaning of Section 280G of the Code shall be treated as subject to the Excise Tax, unless in the opinion of tax counsel selected by the Company’s independent auditors and acceptable to Executive such payments or benefits do not constitute parachute payments or excess parachute payments. For purposes of determining the amount of the Gross-Up Payment, Executive shall be deemed to pay all federal income taxes at the highest marginal rate of federal income taxation in the calendar year in which the Gross-Up Payment is to be made and state and local income taxes at the highest marginal rates of taxation in the state and locality in which Executive is taxed on the payments giving rise to the Gross-Up Payment, net of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local taxes. In the event that the Excise Tax is subsequently determined to be less than the amount taken into account hereunder, Executive shall repay to the Companies, at the time that the amount of such reduction in Excise Tax is finally determined, an amount necessary so that the total payments hereunder equal the Excise Tax Compensation Net Payment, plus interest on the amount of such repayment at a rate equivalent to the rate described in Section 280G (d) (4) of the Code. In the event that the Excise Tax is determined to exceed the amount taken into account hereunder, the Companies shall make an additional Gross-Up Payment in respect of such excess (plus any interest payable with respect to such excess) at the time that the amount of such excess is finally determined.  The Gross-Up Payment shall be paid not later than the date on which the payments giving rise to the Gross-Up Payment are made, or, if and to the extent such payment is not known or calculable as of such date, as soon as the amount is known and calculable.

Section 12.            Indemnification.  The Companies shall indemnify Executive against any and all losses, liabilities, damages, expenses (including attorneys’ fees) judgments, fines and amounts paid in settlement incurred by Executive in connection with any claim, action, suit or proceeding (whether civil, criminal, administrative or investigative), including any action by or in the right of either of the Companies, by reason of any act or omission to act in connection with the performance of his duties hereunder to the full extent that the Companies are permitted to indemnify a director, officer, employee or agent against the foregoing under Ohio law, including, without limitation, Section 1701.13(E) of the Ohio Revised Code.  The Companies shall at all times cause Executive to be included, in his capacities hereunder, under all liability insurance coverage (or similar insurance coverage) maintained by any of the Companies from time to time.  Upon Executive’s written request and substantiation, the Companies shall make prompt payment of the legal fees and expenses incurred in connection with an indemnifiable claim involving Executive (but not more frequently than once per calendar quarter); provided that if it is finally determined by a court that Executive is not entitled to indemnification under Ohio law with respect to a claim for which his legal fees and expenses were paid pursuant to this Section 12, then any legal fees and expenses paid by the Companies shall be immediately repaid to the Companies by Executive.

Section 13.            Legal Expenses.  The Companies shall pay Executive in full for all legal fees and expenses reasonably incurred by him in connection with this Agreement (including, without limitation, any such fees and expenses incurred in contesting or disputing any termination of this or related Agreement or in seeking to obtain or enforce any right or benefit provided herein, regardless of the outcome), unless, in the case of a legal action brought by Executive or in his name, a court finally determines that such action was not brought in good faith.  The Companies shall pay the reasonable attorneys fees, costs and expenses incurred by Executive in connection with the negotiation, execution and delivery of this Agreement.  Upon Executive’s written request and substantiation, the Companies shall make prompt payment of the legal fees and expenses provided for under this Section 13 (but not more frequently than once per calendar quarter); provided that if a legal action brought by Executive, or in his name, is finally determined by a court to have not been brought in good faith, any legal fees and expenses paid by the Companies shall be immediately repaid to the Companies by Executive.

Section 14.  Non-Competition and Confidentiality.  (a)  In consideration of the Companies’ entering into this Agreement and as an inducement for them to do so, and in consideration of the Companies’ agreement to pay Executive the amount set forth under Section 10(b) hereof, in the event and only in the event that he receives the payment under Section 10(b) hereof, Executive agrees as follows: for a period of two years after termination of his employment for any reason, he will not, without the Companies’ prior written consent, directly or indirectly, (i) participate or be interested in any business (aa) which is engaged in Ohio,

Indiana, Kentucky, Michigan and/or Pennsylvania in providing (as a public utility or otherwise) electric power or services on a retail and/or wholesale basis or in providing energy marketing, aggregation and/or procurement services, or (bb) which is engaged in any other business being conducted or proposed to be conducted by the Companies; (ii) solicit for employment with himself or any firm or entity with which he is associated, any employee of the Companies or otherwise disrupt, impair, damage or interfere with the Companies’ relationship with their employees; (iii) solicit for his own behalf or on behalf of any other person(s), any customer of the Companies that has purchased products or services from the Companies at any time in the twelve (12) months preceding his Date of Termination or that the Companies are actively soliciting or have known plans to solicit, for the purpose of marketing or distributing any product, pricing or service competitive with any product, pricing or service then offered by the companies or which the Companies have known plans to offer; or (iv) engage or be affiliated with any person(s), in the development or marketing, including but not limited to the establishment of product or service prices, of any product or service which will compete with any product or service the Companies are then developing or marketing in any geographic market where the Companies are doing or preparing to do business.

(b)  At all times, Executive (i) will keep all confidential, nonpublic and/or proprietary information (including, for example, trade secrets, financial information, customer information and business and strategic plans) of the Companies (regardless of when he became aware of such information) in strict confidence and (ii) will not, directly or indirectly, use or disclose to any person in any manner any of such information, except to the extent directly related to and required by his performance of the duties assigned to him by the Companies.  Executive will take all appropriate steps to safeguard such information and to protect it against unauthorized disclosure, misuse, loss or theft.  Upon termination of his employment, he will promptly return to the Companies, without retaining any copies, all written or computer readable material containing any of such information, as well as all other property and records of the Companies, in his possession or control.

Section 15.  Certain Definitions.  For purposes of this Agreement, the following terms have the following meanings:

“Cause” shall mean (a) commission of a felony, (b) embezzlement; (c) the illegal use of drugs, or (d) the failure by Executive to substantially perform his duties with the Companies (other than any such failure resulting from Executive’s physical or mental illness or other physical or mental incapacity) as determined by the Companies’ Boards of Directors. Notwithstanding the foregoing, Cause shall not be deemed to exist unless and until there shall have been delivered to Executive a copy of a resolution duly adopted by written consent of not less than three-fourths of the number of directors then in office of each Board of Directors (after reasonable notice to Executive and an opportunity for Executive, together with Executive’s counsel, to be heard at a meeting of the Companies' Boards of Directors called and held for that purpose), finding that in the good faith opinion of the Companies’ Boards of Directors Executive is guilty of conduct set forth above in clauses (a), (b), (c) or (d) of the first sentence of this definition and specifying the particulars thereof in detail.

“Change of Control”means the consummation of any Change of Control of DPL, or its principal subsidiary, DP&L, of a nature that would be required to be reported in response to Item 6 (e) of Schedule 14A of Regulation 14A promulgated under the Securities Exchange Act of 1934, as amended (the ‘Exchange Act’) as determined by the Board of Directors of DPL in its sole discretion; provided that, without limitation, such a Change of Control shall be deemed to have occurred if (i) any ‘person’ (as such term is defined in Sections 13 (d) and 14 (d) (2) of the Exchange Act; hereafter, a ‘Person’) other than DPL or DP&L or an entity then directly or indirectly controlling, controlled by or under common control with DPL or DP&L is on the date hereof or becomes the beneficial owner, directly or indirectly, of securities of DPL or DP&L representing (A) 25% or more of the combined voting power of the then outstanding securities of DPL or DP&L if the acquisition of such beneficial ownership or such tender offer is not approved by the Board of Directors of DPL prior to the acquisition or the commencement of such tender offer or (B) 50% or more of such combined voting power in all other cases; (ii) DPL or DP&L consummates a merger or consolidation, or consummates a ‘combination’ or ‘majority share acquisition’ in which it is the ‘acquiring corporation’ (as such terms are defined in Ohio Rev. Code § 1701.01 as in effect on December 31, 1990) and in which shareholders of DPL or DP&L, as the case may be, immediately prior to entering into such agreement, will beneficially own, immediately after the effective time of the merger, consolidation, combination or majority share acquisition, securities of DPL or DP&L or any surviving or new corporation, as the case may be, having less than 50% of the ‘voting power’ of DPL or DP&L or any surviving or new corporation, as the case may be, including ‘voting power’ exercisable on a contingent or deferred basis as well as immediately exercisable ‘voting power’, excluding any merger of DPL into DP&L or of DP&L into DPL; (iii) DPL or DP&L consummates a sale, lease, exchange or other transfer or disposition of all or substantially all of its assets to any Person other than to a wholly owned subsidiary or, in the case of DP&L, to DPL or a wholly owned subsidiary(ies) of DPL; but not including (A) a mortgage or pledge of assets granted in connection with a financing or (B) a spin-off or sale of assets if DPL continues in existence and its common shares are listed on a national securities exchange, quoted on the automated quotation system of a national securities association or traded in the over-the-counter market; or (iv) those persons serving as directors of DPL or DP&L on the date of this Agreement (the ‘Original Directors’) and/or their Successors do not constitute a majority of the whole Board of Directors of DPL or DP&L, as the case may be (the term ‘Successors’ shall mean those directors whose election or nomination for election by shareholders has been approved by the vote of at least two-thirds of the Original Directors and previously qualified Successors serving as directors of DPL or DP&L, as the case may be, at the time of such election or nomination for election).

“Date of Termination” shall mean (a) the date specified in a Notice of Termination or (b) if this Agreement is terminated due to Executive’s death or expiration of the Term, the date of such termination.

“Disability” shall mean, for the purposes of this agreement, Executive’s inability to perform the duties required of Executive on a full-time basis for a period of six consecutive months because of physical or mental illness or other physical or mental disability or incapacity.

Section 16.  Parties in Interest.  This Agreement is for the sole benefit of the parties and shall not create any rights to any person not a party.  This Agreement is personal and may not be assigned by any party without the prior written consent of the other party.  Subject to the foregoing, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the respective successors and assigns of the parties (including the heirs and estate of Executive), but no assignment shall, of itself, relieve any party of its obligations hereunder.

Section 17.  Successors.  (a)  The Companies shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of DPL or DP&L, by agreement to expressly and unconditionally assume and agree to perform this agreement in the same manner and to the same extent that the Companies would be required to perform it if no such succession had taken place.  Failure of the Companies to obtain such agreement prior to the effectiveness of such succession shall be a breach of this agreement.  The foregoing provisions of this Section 17(a) shall not apply to (i) a spin-off or sale of assets, or (ii) a transaction described in item (ii) of the definition of Change of Control above involving only DP&L if in each case DPL continues in existence and its common shares are listed on a national securities exchange, quoted on the automated quotation system of a national securities association or traded in the over-the-counter market.

(b)  This Agreement shall inure to the benefit of and be enforceable by Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.  If Executive should die while any amounts would still be payable to him hereunder if he had continued to live, all such amounts, unless otherwise provided herein, shall be paid to such beneficiary or beneficiaries as he shall have designated by written notice delivered to the Companies prior to his death or, failing written notice, to his estate.

Section 18.  Notices.  All notices required or permitted to be given under this agreement shall be in writing and shall be mailed (postage prepaid by either registered or certified mail) or delivered, if to the Companies, addressed to the Corporate Secretary of the Companies at:

DPL Inc. and The Dayton Power and Light Company
MacGregor Park
1065 Woodman Drive
Dayton, Ohio 45432
Attention: Corporate Secretary

and if to Executive, addressed to Executive at the address of his personal residence on file in the Companies’ records.  Any party may change the address to which notices to such party are to be directed by giving written notice of such change to the other parties in the manner specified in this Section 18.

Section 19.  Entire Agreement.  This Agreement sets forth the entire agreement and understandings of the parties in respect to the subject matter hereof and supersedes all prior agreements, arrangements and understandings relating to the subject matter hereof.

Section 20.  Interpretation.  The section and other headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.  Words used in this Agreement in the singular number shall include the plural, and vice versa, unless the context requires otherwise.  Words of gender used in this Agreement may be read as masculine, feminine or neuter as the context may require.  The terms “this Agreement”, “hereto” “herein”, “hereby”, “hereof” and similar expressions refer to this Agreement in its entirety and not to any particular provision or portion of this Agreement.  When a reference is made to Sections, such reference shall be to a Section of this Agreement, unless otherwise indicated.  Whenever the words “include”, “includes” or “including” are used herein, they shall be deemed to be followed by the words “without limitation”.

Section 21.  Law Governing.  This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of Ohio without regard to its conflicts of laws rules.

Section 22.  Counterparts.  This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original but all of which taken together shall constitute one and the same instrument.

Section 23.  Amendment.  Any amendment to this Agreement or any waiver of rights or any consent hereunder shall not be operative unless it is in writing and signed by the party sought to be charged.  The parties agree to make such reasonable amendments to this Agreement, if any, as are necessary to avoid imposition of taxes and penalties upon the Executive under section 409A of the Code; provided that such amendment does not result in a material increase in the liability and obligations of the Company under this Agreement or otherwise.

Section 24.  Equitable Relief.  Executive acknowledges that the Companies may be irreparably injured by any breach of Section 14.  Accordingly, the Companies shall be entitled to specific performance and other injunctive relief as remedies for any breach (or threatened breach) of Section 14, in addition to all other remedies available at law or in equity.

Section 25.  Severability.  If any provision of this Agreement or the application thereof to any party or circumstance shall be held invalid or unenforceable to any extent, the remainder of this Agreement and the application of such provision to another party or circumstance shall not be affected thereby and such provision shall be enforced to the greatest extent permitted by applicable law.

Section 26.  Waiver.  The failure or delay on the part of any party to insist upon strict performance of any of the terms or conditions of this Agreement will not constitute a waiver of any of its rights hereunder.  No right or remedy herein conferred upon or reserved to any party is intended to be exclusive of any other right or remedy and all such rights and remedies shall be cumulative.

Section 27.  No Mitigation.  Executive shall not be required to mitigate the amount of any payment provided for pursuant to this Agreement by seeking other employment and, to the extent that Executive obtains or undertakes other employment, the payment will not be reduced by the earnings of Executive from the other employment.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

DPL INC.

James V. Mahoney
Chief Executive Officer

Paul R. Bishop
Director and Chairman of the Compensation Committee of the Board of Directors of DPL Inc.

THE DAYTON POWER AND LIGHT COMPANY

James V. Mahoney
Chief Executive Officer

Paul R. Bishop
Director and Chairman of the Compensation Committee of the Board of Directors of The Dayton Power and Light Company

EXECUTIVE

Robert D. Biggs